Exhibit 21
SUBSIDIARIES OF THE REGISTRANT

Name	Place of Incorporation
FCC Futures, Inc.	Iowa, US
FCStone Canada ULC	Nova Scotia, Canada
FCStone do Brazil Ltda.	Brazil
FCStone Group, Inc.	Delaware
FCStone Merchant Services, LLC	Delaware, US
FCStone Paraguay S.R.L.	Paraguay
Gainvest Asset Management Ltd.	British Virgin Islands
INTL Gainvest S.A.	Argentina
Gainvest Uruguay Asset Management S.A.	Uruguay
INTL Asia Pte. Ltd.	Singapore
INTL FCStone Nigeria Ltd	Nigeria
INTL Capital S.A.	Argentina
INTL CIBSA S.A.	Argentina
INTL FCStone Commodities DMCC	Dubai, United Arab Emirates
INTL Commodities, Inc.	Delaware, US
INTL FCStone Capital Assessoria Financeira Ltda.	Brazil
INTL FCStone DTVM Ltda.	Brazil
INTL FCStone Financial Inc.	Florida, US
INTL FCStone (HK) Ltd.	Hong Kong
INTL FCStone Ltd	United Kingdom
INTL FCStone (Netherlands) B.V.	The Netherlands
INTL FCStone Pte. Ltd.	Singapore
INTL FCStone Pty Ltd	Australia
INTL FCStone S.A.	Argentina
INTL FCStone (Shanghai) Trading Co., Ltd	China
INTL FCStone Markets, LLC	Iowa, US
INTL Korea Limited	Republic of Korea
INTL Participacoes Ltda.	Brazil
INTL FCStone Assets, Inc.	Florida, US
INTL Netherlands B.V.	The Netherlands
IFCS de Mexico Asesores Independientes	Mexico
Sterne Agee Clearing, Inc.	Delaware, US
Sterne, Agee & Leach, Inc.	Delaware, US
Sterne Agee Financial Services, Inc.	Delaware, US
Sterne Agee Asset Management, Inc.	Delaware, US
Sterne Agee Investment Advisor Services, Inc.	Delaware, US
Westown Commodities, LLC	Iowa, US